UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 16, 2023
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California Resources Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 World Trade Center
Suite 1500
Long Beach
California	90831
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (888) 848-4754
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Shawn Kerns

On June 16, 2023, California Resources Corporation (the “Company”) announced that Shawn Kerns, Executive Vice President and Chief Operating Officer, will retire from the Company effective as of July 31, 2023. Mr. Kerns’ departure did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, financial statements, internal controls, policies or practices. Mr. Kerns will receive the payments and benefits in accordance with Section 7(f) of his Employment Agreement (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 11, 2021), Section 3 of his Retention Bonus Agreement granted to him on February 24, 2023 (previously disclosed within the Company’s Annual Report on Form 10-K filed February 24, 2023) and a “Qualifying Termination” under each of his outstanding equity-based compensation awards granted pursuant the Company’s 2021 Long-Term Incentive Plan (as amended, the “LTIP”). The Company would like to thank Mr. Kerns for his years of dedicated service and wish him well in his retirement.

Appointment of Omar Hayat as Executive Vice President – Operations

On June 16, 2023, Omar Hayat was appointed as Executive Vice President – Operations, effective as of June 19, 2023. Mr. Hayat, age 47, has been Senior Vice President of Operations for the Company since April 2023 with responsibilities for statewide operations. From March 2021 to March 2023, he served as Vice President of Operations for the Elk Hills field. From October 2019 to February 2021, he served as Operations Manager for various San Joaquin Valley assets. Prior to that, he held various technical and operational positions with the Company, Occidental Petroleum, Aera Energy and Engro Chemical (formerly Exxon Chemical). Mr. Hayat holds an MBA from UCLA, an MS in Petroleum Engineering from Stanford University, and a BS in Metallurgical Engineering from GIK Institute of Engineering and Technology, Pakistan.

There are no arrangements or understandings between Mr. Hayat and any other persons pursuant to which he was selected to serve as the Company’s Executive Vice President – Operations. There are no family relationships between Mr. Hayat and any director or executive officer of the Company, and Mr. Hayat has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Hayat’s appointment as Executive Vice President – Operations, Mr. Hayat will receive an annual base salary of $400,000. He will also be eligible to receive: (i) an annual cash bonus with a target value equal to 100% of his annual base salary; (ii) participation in those benefit plans and programs of the Company available to similarly situated executives; and (iii) annual long-term incentive awards (expected to be comprised 60% of performance stock units and 40% of restricted stock units) under the LTIP with a target grant value of 400% of Mr. Hayat’s base salary as in effect on the applicable grant date (which, for the 2023 year, will consist of a combination of the LTIP awards he received earlier in the 2023 year in his previous role, as well as new LTIP award grants that will increase his target grant date values to the amounts set forth herein). The performance stock unit awards are expected to vest over a three-year cliff vesting period beginning on the date of grant, and the restricted stock units are expected to vest in three equal installments over a three-year vesting period beginning on the date of grant. The terms and conditions of his additional LTIP awards will be governed by individual award agreements to be entered into between the Company and Mr. Hayat in connection with the grant of those LTIP awards. He will continue to be a participant in the Company’s Executive Severance Plan.

Entry into Indemnification Agreement

In connection with the effectiveness of Mr. Hayat's appointment as Executive Vice President – Operations on June 19, 2023, the Company will enter into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Hayat, pursuant to which the Company will agree to indemnify Mr. Hayat to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance his expenses incurred as a result of any proceeding against him to which he could be indemnified. The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full and complete text of the Indemnification Agreement, a form of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1
Form of Indemnification Agreement between the Company and its directors and executive officers (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 27, 2020 and incorporated herein by reference).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Michael L. Preston
Name:	Michael L. Preston
Title:	Executive Vice President, Chief Strategy Officer and General Counsel

DATED: June 16, 2023